UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2019

SailPoint Technologies Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-38297	47-1628077
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

11120 Four Points Drive, Suite 100 Austin, Texas		78726
(Address of principal executive offices)		(Zip code)

(512) 346-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share)	SAIL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On September 19, 2019, SailPoint Technologies Holdings, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., as representatives of the several purchasers named therein (collectively, the “Initial Purchasers”), to issue and sell $350.0 million aggregate principal amount of 0.125% Convertible Senior Notes due 2024 (the “Notes”) in a private offering (the “Offering”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In addition, the Company granted the Initial Purchasers a 13-day option to purchase up to an additional $50.0 million aggregate principal amount of Notes on the same terms and conditions, which option was exercised in full on September 20, 2019.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and the Initial Purchasers and customary closing conditions. Pursuant to the Purchase Agreement, the parties have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

On September 24, 2019, the sale of the Notes closed. The proceeds from the Offering were approximately $392 million, after deducting the Initial Purchasers’ discounts and commissions, and the net proceeds from the Offering were approximately $391 million, after deducting such discounts and commissions and other fees and expenses payable by the Company in connection with the Offering. The Company used approximately $37.1 million of the net proceeds from the Offering to pay the cost of the Capped Call Transactions (as defined below).

The Initial Purchasers and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the Initial Purchasers and their respective affiliates have provided certain commercial banking, financial advisory, investment banking and other services for the Company and its affiliates in the ordinary course of their business in the past and may do so in the future, for which they have received and may continue to receive customary fees and commissions. In addition, the Initial Purchasers and/or their respective affiliates are parties to the Capped Call Transactions.

The foregoing summary of the Purchase Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Purchase Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Indenture

On September 24, 2019, the Notes were issued pursuant to an indenture (the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee. The Notes are senior unsecured obligations of the Company and will mature on September 15, 2024, unless earlier redeemed, repurchased or converted. The Notes will bear interest from September 24, 2019 at a rate of 0.125% per year payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2020.

The Notes will be convertible at the option of the holders at any time prior to the close of business on the business day immediately preceding March 15, 2024, only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2019 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined in the Indenture) per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate for the Notes on each such trading day; (3) if the Company calls any or all of the Notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; and (4) upon the occurrence of specified corporate events as set forth in the Indenture. On or after March 15, 2024 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or any portion of their Notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances. Upon conversion, the Company may satisfy its conversion obligation by paying and/or delivering, as the case may be, cash, shares of the Common Stock or a combination of cash and shares of the Common Stock, at the Company’s election, in the manner and subject to the terms and conditions provided in the Indenture. The conversion rate for the Notes will initially be 35.1849 shares of the Common Stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $28.42 per share of the Common Stock. The initial conversion price of the Notes represents a premium of approximately 37.5% to the $20.67 per share closing price of the Common Stock on September 19, 2019. The conversion rate is subject to adjustment under certain circumstances in accordance with the terms of the Indenture. In addition, following certain corporate events that occur prior to the maturity date or if the Company delivers a notice of redemption, the Company will, in certain circumstances, increase the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event or notice of redemption, as the case may be.

The Company may not redeem the Notes prior to September 20, 2022. The Company may redeem for cash all or any portion of the Notes, at its option, on or after September 20, 2022, if the last reported sale price of the Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the Notes, which means that the Company is not required to redeem or retire the Notes periodically.

If the Company undergoes a fundamental change (as defined in the Indenture), holders may require the Company to repurchase for cash all or any portion of their Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Indenture includes customary covenants and sets forth certain events of default after which the Notes may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving the Company after which the Notes become automatically due and payable.

The foregoing summary of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Indenture and form of Note, which are attached hereto as Exhibits 4.1 and 4.2, respectively, and incorporated herein by reference.

Capped Call Transactions

On September 19, 2019, in connection with the pricing of the Notes, and on September 20, 2019, in connection with the Initial Purchasers’ exercise in full of their option to purchase additional Notes, the Company entered into privately negotiated capped call transactions (the “Capped Call Transactions”) with the Initial Purchasers or their respective affiliates and another financial institution (the “Option Counterparties”). The Capped Call Transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the Notes, the number of shares of Common Stock underlying the Notes sold in the Offering. The Capped Call Transactions are generally expected to reduce potential dilution to the Common Stock upon any conversion of Notes and/or offset any potential cash payments the Company is required to make in excess of the principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap. The cap price of the Capped Call Transactions will initially be $41.34 per share, which represents a premium of 100.0% over the last reported sale price of the Common Stock of $20.67 per share on September 19, 2019, and is subject to certain adjustments under the terms of the Capped Call Transactions.

The Capped Call Transactions are separate transactions entered into by the Company with each of the Option Counterparties, and are not part of the terms of the Notes and will not affect any holder’s rights under the Notes. Holders of the Notes will not have any rights with respect to the Capped Call Transactions.

The Option Counterparties and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the Option Counterparties and their respective affiliates have provided certain commercial banking, financial advisory, investment banking and other services for the Company and its affiliates in the ordinary course of their business in the past and may do so in the future, for which they have received and may continue to receive customary fees and commissions. In addition, certain of the Option Counterparties are parties to the Purchase Agreement.

The foregoing summary of the Capped Call Transactions does not purport to be complete and is subject to, and is qualified in its entirety by, the Form of Capped Call Confirmation, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sale of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, and the Notes were resold by the Initial Purchasers to investors in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement.

The shares of the Common Stock issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. To the extent that any shares of the Common Stock are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof because no commission or other remuneration is expected to be paid in connection with conversion of the Notes and any resulting issuance of shares of the Common Stock.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of September 24, 2019, between SailPoint Technologies Holdings, Inc. and U.S. Bank National Association, as trustee.

4.2	Form of 0.125% Convertible Senior Notes due 2024 (included in Exhibit 4.1).

10.1*

Purchase Agreement, dated September 19, 2019, between SailPoint Technologies Holdings, Inc. and Morgan Stanley & Co. LLC and Citigroup Global Markets Inc., as representative of the several initial purchasers named in Schedule I attached thereto.

10.2	Form of Capped Call Confirmation.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

Date: September 25, 2019	By:	/s/ Jason Ream
Jason Ream
Chief Financial Officer